EXHIBIT 23.1

Kesselman & Kesselman Certified Public Accountants Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this proxy statement/prospectus and in this registration statement on Form F-4 of our report dated March 27, 2008, except for Note 7c(1) for which the date is May 12, 2008, Note 11 for which the date is June 20, 2008 and Notes 1(a)2 and 1(p), for which the date is July 2, 2008, relating to the consolidated financial statements of Negevtech Ltd., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Tel-Aviv, Israel	Kesselman & Kesselman
July 2, 2008	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited